February 17, 2026 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated January 15, 2026 to product supplement no. 4-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023,
and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Contingent Interest Notes Linked to the Class A
Common Stock of Meta Platforms, Inc. due January 4, 2029
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated January 15, 2026, related to the notes referred to above (the “pricing supplement”), the Contingent Interest Payments and the Contingent Interest Rate are as set forth below:
Contingent Interest Payments: If the notes have not been automatically called and the closing price of one share of the Reference
Stock on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $33.75 (equivalent to a Contingent Interest Rate of 13.50%
per annum, payable at a rate of 3.375% per quarter)
If the closing price of one share of the Reference Stock on any Review Date is less than the Interest Barrier, no Contingent Interest
Payment will be made with respect to that Review Date.
Contingent Interest Rate: 13.50% per annum, payable at a rate of 3.375% per quarter
CUSIP: 48136M5D5
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms
Specific to the Notes” in the pricing supplement.
• Pricing supplement dated January 15, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000191870426001133/form424b2.htm
• Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
• Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
• Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm